EXHIBIT 10.1

Agreement to sell
Rabintex Industries LTD's personal protection activity
Made and signed in Tel Aviv on the 11th of July, 2011

- Between -

Rabintex Industries LTD (Pb.C. 52-003701-1)
Of the Beit Shean Industrial district
((hereinafter "The Company")
On the one hand;

- And -

Achidatex Nazareth Elite (1977) LTD (Pr.C. 50752660)
Of 12 HaMefalsim St. Petach Tikva
(Hereinafter "The Buyer")
On the other hand;

- And -
 Defense Industries International Inc.
Of 12 HaMefalsim St. Petach Tikva
(Hereinafter "DFNS")
On the other hand;

Whereas:	The Company has personal protection activity (as defined hereinafter);

And whereas:
the buyer wishes to purchase the personal protection activity (as defined hereinafter), free of any and all debt, foreclosure, claim or any third party rights, including as part of a legal proceeding that would enable it, in the manner and under the terms and conditions as are set forth herewith in this agreement  ;

The parties have therefore agreed to the following:

General
1.
The introduction to this agreement, including its appendixes, constitutes an inseparable part thereof. The sections' titles are there for convenience and orientation purposes only, and are not to be interpreted with regards to this agreement or any other intent or purpose.

2.	In this agreement, the following terms shall have the meaning as set forth below:

"The Company"	Rabintex Industries LTD (Pb.C. 52- 003701-1)

"Personal Protection Activity"
The Company's activity (and/or that of any other subsidiary that is not Guardlink and/or Burtek, as defined below), including the development, manufacturing, assembly and marketing of protection products (i.e. Vests, helmets and protective panels), mainly based on stratification of different types of ballistic fabrics, as well as manufacturing of dry storage methods, and any other activity performed by The Company (and/or by any other subsidiary that is not Guardlink and/or Burtek, as defined below). This activity is carries out by The Company in its Beit Shean factory. The Personal Protection Activity includes all of The Company's tangible and intangible assets (and/or that of any other subsidiary that is not Guardlink and/or Burtek, as defined below), including without limitation, fixed and current assets, equipment, machines, stock, clients' debt, activity, software and data, clients list, works backlog, rights (but not obligations) under contracts and agreements between The Company and/or any of its subsidiaries that are not Guardlink and/or Burtek, and any third party, reputation, rights to claim and rights to receive money; all regarding the area of Personal Protection Activity as they are and wherever they are (AS IS WHERE IS).

For the avoidance of any doubt:
a.	The equipment and machines included in the Personal Protection Activity, also include equipment and machines belonging to any other of The Company's subsidiaries that are not Guardlink and/or Burtek
b.
The intangible assets include the trade names of "Rabintex", "Attack", "Breeze", "Knihtex" and other trade names as might be and/or have been registered as such, that were used and/or are meant to be used by The Company (and/or by any other subsidiary that is not Guardlink and/or Burtek), in relation with the aforementioned Personal Protection Activity, including the aforementioned domain names.

c.
The Personal Protection Activity does not include responsibility and/or liability of any kind regarding the Personal Protection Activity, as might have occurred before the effective date and/or regarding products which The Company has supplied before the effective date, which, for the avoidance of any doubt, shall remain the possession of The Company.

d.
The Personal Protection Activity includes the Italy Project for supplying vests to the Italian army, as well as all expected receipts and compensations thereof. As set forth hereinafter, the Italy Project is encumbered to Bank HaPoalim, so all receipts from it will go towards payment against compensation to Bank HaPoalim, as per the provisions of this agreement.

e.
The Personal Protection Activity includes The Company's right to lease from the ILA, due to expire on August of 2034, of about 16,380 m2 of land, on which The Company's Beit Shean factory stands. The purchase agreement of these rights is attached as appendix A to this agreement.

f.
The Personal Protection Activity does not include The Company's rights to collect any debt and/or shareholders' loan from Guardlink and Burtek. The Personal Protection Activity does not include The Company's holding in Guardlink shares, or Guardlink's holding in Burtek's shares.

"Guardlink"	Guardlink International Inc. A private company fully owned by The Company, registered in Delaware U.S.A. Guardlink is the owner of all of Burtek's issued share capital.

"Burtek"	Burtek Inc. A private company fully owned by Guardlink, registered in Michigan U.S.A., mainly dealing in customizing military vehicles.

"Italy Project"	a project for supplying vests to the Italian army, which is encumbered in a specific charge (charge no. 152 in the companies' registrar's printout) to Bank HaPoalim.
"the secured banks"
Bank HaPoalim LTD (hereinafter "BNHP") and the First International Bank of Israel LTD (hereinafter "the International Bank"), who are secured creditors in current and/or fixed encumbrance/s of The Company's assets as are related to the Personal Protection Activity.

"the effective date"
the acceptance time of the later of: (1) confirmation of this agreement by The Company and the secured banks, or by the court, or by any other legal way that will enable the selling of the Personal Protection Activity free of all debt, foreclosure, claim or third party rights and/or by a court order in accordance with the provisions of section 34a of the Sale Law 5728-1968; (2) confirmation of this agreement by the Israel Antitrust Authority; or (3) provision of the documents and confirmations as are required under section 14a below.

The essence of the agreement

3.
The Company sells to the buyer, and the buyer buys from The Company the Personal Protection Activity, including all its components as set forth above. The Personal Protection Activity is sold AS IS WHERE IS, free of all liability, debt, foreclosure, claim of any third party rights, with The Company's confirmation as required by law and in accordance with The Company's association documents and the secured banks, or with the court's confirmation, or by any other legal way, which will enable the sale of the Personal Protection Activity, free of all liability, debt, foreclosure, claim of any third party rights and/or by a court order in accordance with the provisions of section 34a of the Sale Law 5728-1968

The buyer's undertakings and declarations

4.	The buyer hereby declares and undertakes as follows:
a.
That he saw and inspected, both by himself and by experts and professionals on his behalf, the Personal Protection Activity and all of its components as set forth above, including the fixed assets, the stock, the activity, the clients list, the reputation, the binders with third parties, the project in which The Company is involved, etc. And that after so inspecting, has found the Personal Protection Activity suitable for his purposes, and that he hereby waves all claim of unsuitability regarding the Personal Protection Activity or any part thereof and/or regarding this binder.

b.
The buyer hereby declares that he is buying the Personal Protection Activity and any and all part thereof AS IS WHERE IS, based on his inspections, assessments and forecasts alone, and that he has not relied, nor does he have any intention of relying - for the purpose of purchasing the Personal Protection Activity or his entering this agreement - on any promises, presentations, undertakings made by The Company and/or by anyone acting in The Company's name and/or by the banks named as secured creditors in the Personal Protection Activity's assets and/or any one acting in their name, unless otherwise specifically provided for in this agreement. Subject to The Company's upholding of this agreement, the buyer shall not have any claims toward The Company and/or anyone acting on The Company's behalf, regarding the Personal Protection Activity.

c.	The buyer is aware that his entering this agreement may be realized as part of a legal proceeding by The Company, in which case, this agreement's force is subjected to the court's confirmation.
d.
The buyer hereby declares that there is no legal, factual or other impediment to his entering this agreement and upholding all his undertakings thereof, and that he has made all the resolutions as are required by his entering this agreement, and that he has the financial capability to uphold all of his undertakings under this agreement.

e.
Regarding the Italy Project – the buyer hereby undertakes to do everything reasonable necessary (including putting up the necessary financing) under The Company's existing agreement regarding the Italy Project, as well as everything reasonably necessary for the completion of the Italy Project, in such a way as would make collecting the return payments from the Italy Project possible.

f.
Regarding employees who the buyer, at his own discretion, decide to employ after the effective date, and who, on their part, shall agree to be so employed, the buyer shall act in coordination with The Company to ensure that the commencement of the employment with the buyer will overlap the advanced notice period from The Company, as long as this is lawfully possible. The aforementioned in this section will not imply any liability on the buyer, including, inter alia, financial liability, nor will it derogate from the buyer buying the Personal Protection Activity free of any liability or debt (including) towards The Company's employees.

The Company's undertakings and declarations

5.
The Company hereby declares that the buyer shall not be held responsible nor liable for any of The Company's expense and/or debt to any entity regarding the Personal Protection Activity or otherwise. The buyer shall not be held responsible nor liable for any of The Company's expense and/or debt to any of its creditors of any kind whatsoever (including suppliers and creditors, whether by preferential right or not, employees, tax authorities or any other authority in Israel or abroad, secured creditors, regular creditors and the banks), whose cause is in force up to and including the effective date, including with regards to any claim and/or demand from The Company, whether certain or conditioned, existing or in the future, financial or otherwise, limited or unlimited, whether a debt claim against has been filed or not, including contractual, tort or any other claims, provided their cause is in force up and including the effective date.

6.
The Company hereby declares that as of March 31, 2011, the Personal Protection Activity's assets situation was as described in the seller's (not unified) financial statements and in the financial statements of its active subsidiaries, which hold [art of the Personal Protection Activity as of March 31, 2011. The only changes since the aforementioned statements are those occurring in the normal course of business.

a.
Since the Personal Protection Activity also includes reputation and trade names (including domain names), The Company will, within 30 days of the effective date, change its name so it would not contain the name "Rabintex".

The return

7.
It is hereby agreed between the buyer and The Company that in return for the Personal Protection Activity and subject to the fulfillment of all the closing terms as set forth in section 14a below, the buyer will pay The Company a total of 42,000,000 NIS (forty two million new Israel shekels) plus VAT (and in addition, DFNS shall allot to The Company 10% of its issued and paid-up share capital as of the date of this agreement, as set forth in section 9 below) (hereinafter "the return"). The VAT will be paid by the buyer directly to the VAT authority by a bank draft made out to the VAT payment time as set by the law. The return shall be lawfully paid against a tax invoice as payment of the return. The final return may be updated as set forth in section 8d below.

8.	The returned is to be paid by the buyer in the following manner:

a.	9 million NIS are to be paid to The Company in installments, as follows:
1)
A sum in cash against the preferential right due to The Company's employees (up to 87 employees). This sum, as determined by CPA. Chen Berditchov, is to be deposited in CPA Chen Berditchov's capable hands to be used as payment of The Company's debt in preferential right to aforementioned employees;

2)
The balance (9 million NIS after deduction of the aforementioned sum in cash and after deduction of the payments received in The Company since cut-off date, as set forth in section g. Below) shall be paid to The Company by the buyer over a period of 50 months as of the end of 4 months after the effective date and on, in equal and sequential monthly installments. These installments will be linked to any increase in the CPI. At the end of the payment period, the buyer will pay The Company the linkage differentials for the period between the effective date and the time of the actual payment.

b.	14.5 million NIS shall be paid by the buyer directly to the secured banks, as follows:
1)	The aforementioned sum is to be divided between the secured banks, as set forth in writing by The Company and the secured banks on the eve of the effective date.
2)	Each of the secured banks will put the sum due to it as a prime interest bearing loan to the buyer, to be repaid over a period of 50 months, as of the end of 4 months after the effective date, and on.
3)
The total sum of rebate to the secured banks against these loans is as follows: during the first 24 months of the loans period, the total rebate sum (due to the loans to all the secured banks together) will be 170 thousand NIS per month. The balance of the loans' sum to each bank (after deduction of payments received during the aforementioned period of 24 months) is to be repaid in equal installments for the last 26 months of the loans period.

c.
6.5 million NIS is to be paid by the buyer into The Company's accounts in the secure banks, against the purchase of the land, within 12 months of the effective date (all as set forth in appendix A of this agreement). The sum of this payment is to be divided between the secured banks, as shall be set forth in writing by The Company  and the secured banks, on the eve of the effective date (as mentioned in section 8.b.1 above). Mr. Uri Nissani is the personal guarantor towards the secured banks for the payment of the aforementioned sum on time and in accordance with the letter of guarantee as shall be agreed by the banks prior to closing time. It is hereby agreed that the buyer may assign his rights and undertakings under the land sale agreement to Mr. Uri Nissani, whether by himself or through another company in his control, provided however that should the right be so assigned to a company owned by Mr. Nissani, Mr. Nissani shall remain personally liable and/or a personal guarantor towards The Company for the payment of the aforementioned sum on time.

d.
The Italy project – as mentioned above, BNHP is a secure creditor in a specific encumbrance for the Italy Project for the debt/obligo of euro linked loan no. ____________, which is currently of about 12 million NIS (hereinafter "the loan"); BNHP's printout of said loan's balance is attached as appendix 4. The buyer undertakes to do everything that is reasonably necessary to enable the collection of the payments against the return from the Italy Project (as mentioned in section 4f above). The following instructions shall apply in this matter:

1)
It is hereby agreed that BNHP shall be entitled to all receipts from the Italy Project up to the sum of the loan (as it may be from time to time), after deduction of any expenses incurred by the buyer regarding the Italy Project, as have been approved by CPA Chen Berditchov (hereinafter "the net receipts"). The aforementioned expenses are to be approved in advance and in writing by CPA Chen Berditchov, who shall not decline them unless he has good reason to do so.

2)
The receipts from the Italy Project shall be deposited in the loan's account. The Company shall appoint CPA Chen Berditchov as an exclusive signatory in this account. The buyer shall have observation right in this account.

3)
The Company (through CPA Chen Berditchov) shall, immediately upon receiving the receipts into the loan's account, and in any case, no later than 3 business days' the amount of expenses incurred by the buyer regarding the Italy Project, and which have been approved by CPA Chen Berditchov. The expenses sums will be charged in the loan's account.

4)
It is further agreed that on the 1st of every calendar month the buyer shall provide BNHP and CPA Chen Berditchov with a report detailing the Italy Project's situation, as well as the cash flow as expected until the completion of the project, including both existing and expected expenses.

5)
It is hereby clarified that the Italy Project is non-recourse towards the buyer, e.g. should the net receipts be less than the loan's mount (as it may be from time to time), the return shall decrease by a sum equal to the difference between the loan's amount and the amount of the actual net receipts.

6)
It is hereby agreed that should the net receipts from the Italy Project precede the loan's amount (as it may be from time to time), the balance shall be equally divided between the buyer and the secured banks (50% each). The amount due to the buyer shall be given to him within 3 business days. The amount due to the secured banks is to be divided between them and transferred by the secured banks signed letter of directions.

e.	For the avoidance of any doubt, a payment to the secured banks shall constitute a payment to The Company.

f.	The buyer may advance payments at his own discretion

g.
It is hereby clarified that the gut-off date regarding the list of assets related to the Personal Protection Activity, as are sold under this agreement, is June 26, 2011. For example, should any receipt was received in The Company after the aforementioned date and until the date of signing this agreement, its return shall be deducted from the return amount; should any receipt be received in The Company after the date of signing this agreement, its return shall be given over to the buyer.

9.	On the effective date, DFNS shall allot to The Company 10% of the share capital (i.e. 2,815,053 shares) as has been paid-up and issued on the date of DFNS agreement.

10.
In addition, the buyer hereby undertakes to do what is necessary to free execution/quality guarantees, as have been drawn by the secured banks, in order to ensure the works executed by The Company, and which are attached as appendix 2. For that purpose, the buyer shall provide service and quality assurance to The Company's products, as is required for the clients who have received the bank guarantees, in such a manner as would enable the freeing of said bank guarantees. Inasmuch as such a guarantee is forfeited by the commissioner of the work due to any breach of the aforementioned, the buyer shall pay its amount to the relevant bank within 30 days of the forfeiture date.

11.
Any delay of more than 14 days in payment shall constitute a breach of this agreement for all intents and purposes. Any payment made late (by more than 7 days of its due date) shall bear interest for delay as is customary in Bank HaPoalim, regarding the period of delay until the date of the actual payment, all without compromising any of The Company's rights as well as all of its remedies under this agreement and the law as are derived from such a breach.

12.
For the avoidance of any doubt, it is hereby clarified and agreed that the buyer may not request any parts of the Personal Protection Activity in return for payment of any part of the return. Only full payment of the return on time shall deem the buyer entitled to receive the Personal Protection Activity including all of its components and elements.

The employees

a.
For the purpose of activating the Personal Protection Activity as a "going concern", as of the effective date and on, the buyer shall offer employment to some of the employees, in accordance with employment terms as shall be proposed by him. It is hereby clarified and agreed that the buyer shall not bear any liability and/or expense due to the employment of any of The Company's employees regarding any time prior to the effective date.

Securities

13.
In order to insure payment of the return as well as the fulfillment of the rest of the buyer's undertakings under this agreement, a lien shall be registered in the buyer's corporation, for the benefit of The Company and the secured banks' against the Personal Protection Activity's assets which was purchased by him. In addition, the lien shall include a current lien on any stock purchased as part of this agreement, which will not be less than 15 million NIS. Documents to lift said lien shall be deposited with CPA Chen Berditchov and given to the buyer immediately upon transferring all sums due to The Company under this agreement.

a.
In addition, the buyer shall provide The Company with a letter of guarantee for the buyer's affiliating companies (Export Erez LTD and Nayotex LTD), to ensure the buyer's undertakings under this agreement, to be worded under agreement between the parties.

Closing and transferring of the Personal Protection Activity

14.	Within 14 days of the effective date, the parties shall convene in The Company's offices to perform the following:

a.	The Company shall provide the buyer with the following documents and confirmations:

1)	Lawful tax invoice/s against payment of return

2)
The Company's confirmations as are required by law, as well as The Company's association documents, and the confirmation from the secured banks, or an appropriate decree, signed by the court, regarding the transfer of ownership in the Personal Protection Activity to the buyer, free of all debt, foreclosure, claim or third party's rights, or by a court order, in accordance with the provisions of section 34a of the Sale Law 5728-1968;

3)	Any additional confirmations as might be required (should they be so required), in order to close the transactions set forth in this agreement;

4)
Lawfully signed notices to the relevant entities, regarding the registration of ownership in all the assets in which ownership must be registered, and, inter-alia, the patent registrar, the trade mark registrar, the recorder of deeds, the Ministry of Transport, etc. N addition, The Company shall provide irrevocable, lawfully signed powers of attorney on its behalf and/or on behalf of any of its subsidiaries who hold assets related to the Personal Protection Activity, for the purpose of transferring and registering ownership in the Personal Protection Activity related assets to the buyer and/or anyone acting on the buyer's behalf;

5)	Letters of intents from the secured banks agreeing to lift the liens registered on their names from the real estate asset, in case the return specified in section 8g is paid to them.

6)
Lawfully signed assignment agreements regarding all the contracts which the buyer requested be assigned to him and/or to anyone acting on his behalf, and irrevocable, lawfully signed powers of attorney on The Company's behalf and/or on behalf of any of its subsidiaries, that will enable the buyer to sign over the rest of the contracts between The Company and/or its subsidiaries that are not Guardlink or Burtek, and any third parties on the buyer's name and/or on the name of anyone acting on the buyer's behalf.

b.	The buyer must provide The Company with the following documents:

1)
The buyer's cash check in payment of part of the return as set forth in section 8.a.1 above; and the buyer's marketable postdated checks against payment of part of the return as set forth in section 8.a.2 above;

2)	A check towards payment of the VAT on time, as mentioned in section 7 above;

3)	Confirmations from BNHP and the International Bank regarding the buyer's signature on loan agreements as are required to pay part of the return as mentioned in section 8 above;

4)	Signed documents that are required for the allotment of shares in DFNS, as mentioned in section 9 above;

5)	Signed documents that are required for the registration of the lien in the buyer's corporation, as mentioned in section 13 above;

6)	A letter of guarantee of the related companies, as mentioned in section 13a above;

7)	A letter of guarantee of Mr. Uri Nissani, as mentioned in section 8c above;

15.
The Company hereby undertakes to cooperate with the buyer and/or anyone acting on the buyer's behalf, and to sign any document as should be required for the purpose of transferring rights in the Personal Protection Activity to his name. Each of the parties shall bear the expenses incurred by the transfer of assets.

Breaches

16.	Breaching of sections 4, 6, 6a, 7, 8, 9, 10, 13 and 20 above and below, by any of the parties, shall constitute a fundamental breach of this agreement.

Settling disputes

17.	The exclusive authority in settling disputes or controversies regarding this agreement, its execution and/or interpretation, is hereby vested upon the Nazareth Regional Court.

18.
Any dispute between the parties shall initially be brought before GPA Chen Berditchov, who will take steps to resolve the disagreement between the parties. Should Mr. Berditchov's attempts fail after 30 days after the initial petition made by any of the parties, the petitioning party may then apply to the competent court as mentioned in section 17 above.

Pending warrantees

19.	This agreement's force is cumulatively conditioned by and subject to the following confirmations:

a.	A confirmation of the secured banks and/or the court to this agreement and to the land sale agreement attached hereto as appendix 1;

b.
 The confirmation of the Antitrust Authority Director to this agreement, as may be required, without any material constraints or conditions. If necessary, the parties shall petition to the Antitrust Authority Director for his confirmation of this agreement;

c.	Any other confirmation, should one become necessary in order to refine the transactions set forth in this agreement.

Confidentiality and non-competition

20.
The Company shall keep secret and not disclose and/or give to any third party and/or not make any use of any information related to the Personal Protection Activity, including without limitation, price lists, suppliers and clients lists. The confidentiality obligation shall not apply to information which is common knowledge and information that the disclosure of which is required by law.

21.
The Company hereby undertakes to refrain from competing against the buyer and from dealing in the area of Personal Protection Activity, for a period of 3 years as of the receipt of the last installment by The Company and/or anyone acting of The Company's behalf (hereinafter "the cooling off period"). For the avoidance of any doubt, it is hereby clarified that during said cooling-off period the following provisions shall apply:

a.
The Company shall not be the owner, involved or directly or indirectly assist, whether by itself or through others in the area of Personal Protection Activity and/or in any activity which may constitute a competition in the area of Personal Protection Activity;

b.
The Company shall not solicit employees, suppliers, sub-contractors or service providers, whether they are The Company's or the buyer's to work and/or to provide services and/or to act through or in cooperation with any of the buyer's competing businesses in the area of Personal Protection Activity;

c.
The Company shall not use, sell or give The Company's client list and/or any other item regarding The Company's association terms in the area of Personal Protection Activity, to any person and/or third party, and shall not proposition, whether by itself or by anyone acting on its behalf to the buyer's clients any services in the area of Personal Protection Activity;

d.
It is hereby clarified that the aforementioned shall not derogate or prevent The Company from operating in Guardlink and Burtek's vehicles customizing activity both in Israel and abroad, provided however that the aforementioned shall not derogate from The Company's non-competition obligation as set forth in the in the agreement of March 9' 2011, between The Company and a subsidiary of the buyer's for the purchase of Pilkar LTD shares. Miscellaneous

Miscellaneous

22.
Should the pending warrantees not be fulfilled until July 20, 2011, each of the parties may then terminate this agreement by a written notice, and none of the parties shall have any claim towards any of the other parties. Should any of the pending warrantees not be fulfilled, the buyer may then extend said date.

The parties will set an intermediate mechanism, under which, as of the date of signing this agreement and until the effective date, The Company will be operated in accordance with the buyer's instructions; in such a case, the buyer shall bear the cost of the intermediate operation, and shall be entitled to the incomes incurred during this period. As for stock consumption and collection from debtors as have been prior to the onset of the aforementioned intermediate period, and as long as these are paid up during the aforementioned intermediate period, the buyer shall return the assets received by him to The Company, if the transaction should fall through.

23.
This agreement is the essence of everything agreed upon by the parties and there would be no relevance to any negotiation, presentation, declaration, consent and/or undertaking done and/or exchanged, whether in writing or orally, whether explicitly or implicitly, prior to the signing of this agreement.

24.
The parties hereby declare that throughout the negotiation towards the signing of this agreement and at the time of signing, each of the parties has been represented by its own attorney, and that each received an explanation about their undertakings and their meanings and that they shall barred from alleging otherwise.

25.
The parties hereby undertake to take all additional actions (including without derogating from the aforementioned, signing additional documents)' as might be required or deemed necessary for the fulfillment of this agreement and its execution. The buyer shall have the right to receive all information as might be required for the purpose of implementing this agreement.

26.	Any changes in this agreement shall only become valid if done in writing and duly signed by all the parties of this agreement.

27.
The buyer may transfer and/or endorse and/or assign its rights and undertakings under this agreement, to any of its subsidiaries that are fully owned by the buyer, whether directly or indirectly. The aforementioned may not release the buyer from its undertakings and responsibilities under this agreement.

28.	Each of the parties shall bear its legal, accounting and other expenses regarding this agreement.

29.
notices regarding this agreement are to be sent by registered mail or delivered personally to the parties addresses as set forth hereinafter, or to any other address in Israel, of which an appropriate notice in writing shall be given, or by fax to the number set forth near their addresses, or to any other fax number of which an appropriate notice in writing shall be given.

30.
any such notice shall be deemed as having been delivered to its destination at the earlier of the following times: if hand delivered – upon its actual delivery (or its offer, should it be refused); and if sent by registered mail – three (3) business days after it was brought to the post office to be sent as registered mail; and it by fax – on the first business day after the time set forth on the dispatch confirmation issued by the sending fax machine:

The Company at The Company and at CPA Chen Berditchov at 12 HaBonim St. Ramat Gan, tel. 03-5750421, fax 03-5753512

The buyer DFNS & Mr. Uri Nissani at 12 HaMefalsim St. Petach Tikva, with a duplicate to Adv. Eyal Kleimintz of Prof. Yuval Levi & Co. of 8 Nes-Tziona St. Tel Aviv

In witness thereof the parties have duly signed

The buyer:                                                                                     The Company:
Achidatex Nazareth Elite (1977) LTD                                                Rabintex Industries LTD
Defense industries International Inc.

R G LTD's confirmation (hereinafter "R.G.")
R.G., who is a fully owned subsidiary of Rabintex Industries LTD, that owns part of the equipment included in the definition of "Personal Protection Activity", hereby gives its consent to everything set forth in this agreement.
____________
R.G. LTD

Mr. Uri Nissani's confirmation
The undersigned hereby consents to giving guarantee to the secured banks against the payment set forth in section 8c above in this agreement, in the phrasing as shall be agreed upon with the secured banks.

_____________
Uri Nissani

Rabintex Industries LTD – guarantees from the International Bank on June 26, 2011
					Exchange rate
Re.	Amount Foreign currency	currency	NIS	Exp. date	3.421	USD
Execution guarantee – Spanish project	(150,859)	Euro	(741,516)	30.11.2012	4.9153	Euro
Execution guarantee – Singapore project	(388,289)	USD	(1,259,917)	2.10.2011
Execution guarantee – Turkey project	(19,250)	USD	(65,854)	15.9.2011
Ministry of Defense – Prison Service	(23,000)	NIS	(23,000)	30.9.2011

			(2,090,287)

Rabintex Industries LTD – guarantees from the Bank HaPoalim on June 23, 2011

Re.	Amount Foreign currency	currency	NIS	Exp. date
Chile guarantee	(20,787)	USD	(71,112)	10.12.2011
Peru Guarantee	(3,197)	USD	(10,937)	30.6.2011
Pazomat bank guarantee	(70,000)	NIS	(70,000)	31.3.2012

APPENDIX A

Agreement
To sell rights in the land
That constitutes the Rabintex Industries LTD's factory

Made and signed in Tel Aviv on July 12, 2011

– Between –

Rabintex Industries LTD (Pb.C. 52-003701-1)
Of 8 HaManofim St. Herzlia (the Ofek Building)
(Hereinafter "The Company")
On the one hand;

– And –

Achidatex Nazareth Elite (1977) LTD
Defense Industries International Inc.
Of 12 HaMefalsim St. Petach Tikva
(Hereinafter "the buyer")
On the other hand

Whereas:
The Company has rights in the land known as lots b-1 and c-1  as set forth in detailed program no. 4028/c parcel 122 (part) in block 22884 (hereinafter "the land") which constitute a capitalized leasing right of The Company from the ILA, which end in August 2034, and which refers to a 16,380 m2 land in Beit Shean on which The Company's factory stands (hereinafter "the land"); a copy of the confirmation of the status of rights due to the leasing agreement, and the attached blueprint are respectively attached as appendixes 1, 2 and 3;

And whereas:	The Company's rights in the land are not registered in the Recorder of Deeds' books and the registration of rights at ILA's offices;

And whereas:	The Company operates on the land a factory for its Personal Protection Activity;

And whereas:	the buyer wishes to purchase The Company's "Personal Protection Activity", and as part of the foregoing, the buyer wishes to purchase the land from The Company;

And whereas:	the buyer has presented The Company with a proposal to purchase The Company's rights in the land AS IS WHERE IS, all as set forth in this agreement and its appendixes;

The parties have therefore agreed to the following:

1.	introduction

The introduction to this agreement, including its appendixes constitute an inseparable part thereof and the parties declare that everything set forth in it is true.

2.	the transaction

The Company hereby declares and confirms that subject to the fulfillment of the provisions of this agreement and the buyer's undertakings in full and on time, The Company's rights in the land shall be transferred to the buyer free of all debt, foreclosure, claim or third party rights and/or by a court order in accordance with the provisions in section 34a of the Sale Law 5728-1968.

3.	the status of rights in the land and the buyer's declarations

3.1
The buyer hereby declares and confirms that he has inspected the quality of the purchased rights in the land with all the authorities, including the local authority, the planning and building committees, and with ILA.

3.2
The buyer hereby declares that he knows that the confirmation of the status of rights from ILA notwithstanding (parcel 123 in block 22884, and parcel 123 in block 22994), the property's location is in fact in parcel 122 in block 22884, all as set forth in the appraisal draft made by the appraiser attached as appendix 4.

3.3
the buyer hereby declares and confirms that he has inspected the land from any and all aspects, including the state of the land and/or The Company's rights in the land and/or any flaws as might be found in the land and/or the exact boundaries of the land and/or the use possibilities in the land and/or ant building permits and/or building irregularities, if such exist, and/or authorities permits and/or building rights and/or ILA's requirements, and that he is purchasing the land AS IS WHERE IS, based on the inspections conducted by him, and that he has considered these circumstances at the time of  signing this agreement to purchase the rights in the land.

3.4
The buyer hereby declares and confirms that he saw and inspected, personally and/or by expert acting on his behalf, the rights in the land, both regarding its physical boundaries and/or its physical condition, as well as the registration and/or legal status of the rights in the land, the buildings suitability to the building permits and/or to the existing building rights and/or the possibility of realizing building rights and/or the extent of the land's suitability to the various authorities' permits, including the local authority and/or the local planning and building committee (including under the existing leasing agreement) and/or any expropriation proceedings performed and/or to be performed and/or rights under the existing UBP and/or the UBP intended for the industrial district, and any other matter, and that he has found all to be suitable to his needs and purposes, and that he hereby absolutely and irrevocably waves any claim of unsuitability and/or flaw in the rights and/or n any other way.

3.5
The buyer hereby declares that he has not relied nor shall he claim to have relied, for the purpose of purchasing the land and entering this agreement, on any promises, presentation and undertakings both by The Company and/or anyone acting on The Company's behalf, and that the buyer shall have no claims towards them regarding the land.

3.6
The buyer hereby declares and confirms that there is no legal, factual or other impediment to his entering this agreement and to fulfilling all of his undertakings thereof, that he has made all resolutions as are required for his entering this agreement and that he has the financial capability to uphold all his undertakings under this agreement.

3.7
The buyer hereby declares and confirms that he knows that his entering this agreement may be realized as part of a legal proceeding of The Company, and that in such a case, the force of this agreement shall be subject to the court's approval

3.8
The buyer hereby declares and confirms that he knows that this agreement is a inseparable part of the agreement between The Company and the buyer to purchase the Personal Protection Activity (hereinafter "the activity purchase agreement"), and that this agreement is subject to the required approvals regarding the activity purchase agreement. For the avoidance of any doubt, the buyer hereby declares and confirms that he knows that the purchase of the land under this agreement is only possible upon the purchase of the Personal Protection Activity, as set forth in the activity purchase agreement, and subject to receiving all the relevant approvals related thereof.

3.9	The buyer hereby declares and confirms that he is not represented by the seller's representatives.

4	Payment and payment terms

4.1
Taking into consideration the status of rights, the return, as determined with the parties mutual consent, is in the amount of 11,000,000NIS (eleven million new Israeli shekels), with VAT (hereinafter "the return"). This amount is included in the amount set forth in the activity purchase agreement.

4.2
As mentioned in the activity purchase agreement, within 60 days of the effective date, the buyer shall pay a sum of 6.5 million NIS of the aforementioned return amount, directly to BNHP and to the International Bank (who hold the lien/mortgage on the land). Said sum is to be divided pari-passu, in accordance with The Company's debt/obligo ratio to the International Bank and to BNHP, as set forth in section 8 of the activity purchase agreement. In return for the aforementioned payment, the liens/mortgages on the land shall be lifted.

4.3
The buyer may pay the payment as mentioned in section 4.2 above by a loan from a banking establishment, and The Company agrees to sign the necessary documents to receive said loan, provided however that the loan's amount will be sufficient to cover the amount mentioned in section 4.2 above.

5	Transference of rights

5.1
The buyer hereby declares and confirms that he knows that subject to everything set forth in this agreement, the rights in the land shall be transferred to the buyer free of all debt, lien and/or by a court order as set forth in section 34a of the Sale Law 5728-1968. It is hereby clarified that The Company shall be deemed to have fulfilled its obligation by delivering the documents to the buyer by its representative, as set forth in section 5.3 below.

5.2
The buyer may receive the rights under this agreement after the payment in full of the return as set forth in section 4.1 above, and subject to the fulfillment of all of his undertakings under this agreement, and subject also to the fulfillment of the pending warrantee, as set forth in section 8 below. The buyer shall make sure he follows all of ILA's directions and requirements in regards with receiving and registering the rights in the land on his name, and releasing The Company from all of its obligations towards him, as such obligation may exist.

5.3
The Company hereby undertakes to sign the documents it must sign for the purpose of receiving the permits and certificates required in the transference of rights in the buyer's name in the ILA's books. It is hereby clarified that The Company must provide the buyer with the following documents:

5.3.1	Land betterment tax certificate for this transaction in order to register the rights on the buyer's name – to be provided no later than 6 month after the effective date;

5.3.2	Confirmations from The Company and from the banks (who own the liens/mortgages in the land and/or The Company) of erasing the liens on the land;

5.3.3
Inasmuch as the transaction was realized through a legal proceeding initiated by The Company – a court order in accordance with section 34a of the Sale Law 7528-1968, regarding the transference of rights in the land to the buyer in the ICA, free of all lien, debt, foreclosure, claim or any third party rights;

5.3.4	An irrevocable power of attorney authorizing the buyer's representative to transfer in The Company's name and place its rights in the land to the buyer's name;

5.3.5	Permission from the local authority to register the rights in the land under the buyer's name – to be provided no later than 6 months after the effective date.

5.4
It is hereby agreed that in case the "intermediate operation" is transferred to the buyer, The Company shall give over to the buyer the possession in the land only as usufructuary, provided however that the buyer shall bear all costs as may be required to the issue and/or renewal of policies suitable to the operation of the land, as  defined in the activity purchase agreement, including structure insurance, employer insurance, third party insurance policies and so forth, to The Company's satisfaction (including in the matter of insurance coverage in the policies) and adding The Company as an additional beneficiary in those policies. It is hereby clarified that should this agreement be terminated for any reason whatsoever, the buyer then undertakes to clear the land within 3 days of it being requested from him by The Company, and return the possession in the land to The Company free of any person and object belonging to the buyer.

6	Giving over possession

The legal possession under this agreement shall be given over at the time the aforementioned return is paid in full.

7	Taxes and expenses

7.1	The cost of registering the rights in the land on the buyer's name in ILA and/or in the land registration bureau, including payment of purchase tax, shall apply to the buyer and paid by him on time.

7.2	Should there be a charge for a land betterment tax or income tax this charge shall be born by The Company, and paid by it on time and in accordance with the law.

7.3
Any betterment tax the liability in which was incurred prior to the time of signing this agreement, that tax shall be born and paid by The Company through The Company and in accordance with the law, and as of signing this agreement the aforementioned shall be born by the buyer.

7.4
Apart from the aforementioned taxes and payments, all taxes, tolls, levies and payments of any kind whatsoever, whether state, municipal or others, whether to be paid by the land's owner or by the holders of possession in the land (hereinafter "the taxes") that apply to and/or that shall be imposed on the land due to the period until the effective date, shall be born and paid by The Company, and as of the effective date the taxes shall be born and paid by the buyer.

7.5
Any payments to ILA as may be required in order to receive its permission to the rights transfer (capitalization fee, permit fee, assumption fees, debts due to leasing fees) in the buyer's name and shall be born and paid by the buyer.

8	Breach

8.1
Should the buyer breach any of the provisions of sections 3 and 4 and all the sub-sections thereof, it will constitute a fundamental breach of this agreement, and the buyer shall have to pay The Company a sum of 10% of the return as a fixed and pre-agreed compensation, without having to prove any damages by the law, and that in addition to any other remedy in accordance with the Contract Law (Remedies for Breach of Contract 5731-1970) and/or in accordance with the law.

8.2
Without derogating from the aforementioned in this section, it is hereby clarified that breach of the activity purchase agreement constitutes a fundamental breach of this agreement, and The Company may announce the termination thereof, instruct the buyer to clear the land and return it to The Company, as well as to forfeit the agreed upon compensation paid from the return deposited with The Company, and all in addition to any other remedy due to The Company under this agreement and/or under the activity purchase agreement and in accordance with the law.

9	A pending warrantee

It is hereby agreed upon and clarified that the force of this agreement is conditioned by and pending on the receipt of the permits as are required regarding the activity purchase agreement (as set forth in the activity purchase agreement), and that the two agreements together are one and the same. Should it be deemed necessary, the force of this agreement shall also be conditioned by the receipt of the Antitrust Director's permission to the activity purchase agreement.

10	Miscellaneous

10.1
This agreement constitutes the entirety of the parties agreements and there will be no relevance to any negotiation, presentation, declaration, consent and/or undertaking made and/or exchanged, whether in writing or orally, whether explicitly or implicitly, prior to the signing of this agreement.

10.2
The buyer hereby declares that throughout the entire negotiation towards signing this agreement and at the time of signing thereof, it was represented by a lawyer acting on its behalf, and that it received explanations regarding its undertakings and their meanings, and that it will be barred from alleging otherwise.

10.3
If The Company did not enforce and/or was delayed in enforcing any of its rights as are due under this agreement and/or in accordance with the law, whether in one case or in several cases, it will not be deemed as waving the aforementioned right and/or any other right. An extension and/or postponement shall not be valid unless by an advanced written notice.

10.4
The buyer hereby undertakes to take any additional steps (including and without derogating from the aforementioned signing additional documents) as may be required or necessary for the implementation of this agreement.

10.5	Any changes in this agreement shall be valid only if made in writing and signed by all parties thereof.

10.6
It is hereby clarified that charges and/or undertakings which, under this agreement, are to be fulfilled by The Company, shall be so fulfilled by it in its capacity as a company and not personally. The Company shall not bear any personal responsibility towards the buyer and/or others regarding the execution of a payment or any other action, but shall only be responsible in its capacity as a company.

10.7
notices regarding this agreement are to be sent by registered mail or delivered personally to the parties addresses as set forth hereinafter, or to any other address in Israel, of which an appropriate notice in writing shall be given, or by fax to the number set forth near their addresses, or to any other fax number of which an appropriate notice in writing shall be given.

10.8
any such notice shall be deemed as having been delivered to its destination at the earlier of the following times: if hand delivered – upon its actual delivery (or its offer, should it be refused); and if sent by registered mail – three (3) business days after it was brought to the post office to be sent as registered mail; and it by fax – on the first business day after the time set forth on the dispatch confirmation issued by the sending fax machine:

The Company at The Company and at CPA Chen Berditchov at 12 HaBonim St. Ramat Gan, tel. 03-5750421, fax 03-5753512

The buyer – Achidatex Nazareth Elite (1977)LTD Defense Industries Inc.
Of 12 HaMefalsim St. Petach Tikva

In witness thereof the parties have duly signed

The buyer:                                                                                     The Company:
Achidatex Nazareth Elite (1977) LTD                                              Rabintex Industries LTD
Defense industries International Inc.

Lawyer's confirmation:
I, __________, an attorney at law of ________________________________[address], hereby confirm that on the day of ____________[date] the following persons __________________[name], I.D. _____________; and __________________[name], I.D. _____________, appeared before me, and in my presence signed this agreement, and that their signatures together with the Defense Industries International LTD stamp is for all intents and purposes binding towards the buyer. In addition, I hereby confirm that all permits and confirmation required for the purpose of signing this agreement have been received at The Company, in accordance with The Company's association documents and the law.